Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers First-Quarter 2020 Revenue Growth of 9 Percent

•	Organic revenue growth of one percent included:
✓	three percent organic growth in commercial pest control
✓	two percent organic growth in residential pest control
•	Pressure from COVID-19 in March impacted a strong start to the quarter in all business lines
•	ServiceMaster utilized its remaining share repurchase capacity
•	ServiceMaster ended the quarter with $185 million cash on hand and $556 million in total liquidity
•	ServiceMaster Brands, now reported in discontinued operations, delivered three percent revenue growth
•	ServiceMaster withdraws full-year guidance due to uncertainty from unprecedented COVID-19 pandemic

MEMPHIS, TENN. — May 7, 2020 —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited first-quarter 2020 results.

For the first quarter of 2020, the Company reported a year-over-year continuing operations revenue increase of nine percent to $456 million and net income of $14 million, or $0.10 per share. Continuing operations Adjusted EBITDA(1) for the quarter was $60 million with Adjusted net income(2) of $11 million, or $0.08 per share. Both Adjusted EBITDA and Adjusted net income for continuing operations included $3 million of costs historically allocated to ServiceMaster Brands.

“I would first like to thank all the essential service workers across the world, including our more than 10,000 employees and our many franchisee associates, for their sacrifice and service during this unprecedented health crisis,” said ServiceMaster Chairman and interim CEO Naren Gursahaney. “Our top priority is protecting the health and safety of our employees and our customers, and we have rapidly adapted our service protocols to accomplish this. While our services have been deemed as essential, we did see an impact to revenue and profitability in the second half of March, primarily as a result of the effect of COVID-19 on our customers, and we anticipate this impact will continue into future periods. However, with a strong recurring revenue customer base, resilient cash generation dynamics, and significant access to liquidity, we believe we are well positioned to weather this crisis. We are taking aggressive actions to retain existing customers, reduce discretionary costs, preserve cash, and pursue new opportunities, such as the launch of disinfection services in Terminix to complement our existing disinfection and cleaning offerings in ServiceMaster Brands. While we take these steps to mitigate the impact of COVID-19, we remain focused on our previously communicated 2020 strategic priorities and expect to emerge from this crisis even better positioned to drive future growth and profitability.”

Consolidated Performance

	Three Months Ended March 31,
$ millions	2020	2019	B/(W)
Revenue	$456	$419	$37
YoY growth			9%
Gross Margin	177	183	(6)
% of revenue	38.8%	43.6%	(4.8)	pts
SG&A	140	123	(18)
% of revenue	(30.8)%	(29.2)%	(1.6)	pts
(Loss) Income from Continuing Operations before Income Taxes	(1)	56	(57)
% of revenue	(0.2)%	13.5%	(13.6)	pts
Net Income	14	70	(56)
% of revenue	3.1%	16.6%	(13.5)	pts
Adjusted Net Income(2)	11	26	(15)
% of revenue	2.5%	6.3%	(3.8)	pts
Adjusted EBITDA(1)	60	83	(23)
% of revenue	13.1%	19.7%	(6.6)	pts
Net Cash Provided from Operating Activities from Continuing Operations	55	73	(18)
Free Cash Flow(3)	45	64	(19)

The Company also generated $10 million in cash from discontinued operations.

Segment Performance

Revenue and Adjusted EBITDA for our reportable segment and European Pest Control and Other, comprising continuing operations, and the ServiceMaster Divestiture Group, comprising discontinued operations, were as follows:

	Three Months Ended March 31,
	Revenue		Adjusted EBITDA
$ millions	2020	B/(W) vs. PY	2020	B/(W) vs. PY
Terminix	$438	$19	$63	$(20)
YoY growth / % of revenue		5%	14.4%	(5.4)	pts
European Pest Control and Other(4)	18	18	—	(3)
Costs historically allocated to ServiceMaster Brands	—	—	(3)	—
Total Continuing Operations	$456	$37	$60	$(23)
YoY growth / % of revenue		9%	13.1%	(6.6)	pts
Discontinued Operations - ServiceMaster Brands Divestiture Group	65	2	23	(3)
Total Company	$520	$39	$83	$(26)

Reconciliations of net income to Adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

COVID-19 Mitigation Strategy

The Company has taken numerous strategic steps to mitigate the impacts of COVID-19 on its employees, customers and business operations. The actions can be summarized under four main objectives.

•

Protecting employees and customers - The Company has obtained and is continuing to provide all employees with appropriate personal protective equipment. Terminix has also moved to limit in-person interactions with customers, including suspending its summer sales program, limiting branch visits and moving to virtual back office support and customer service centers.

•

Ensuring business continuity - The Company is supporting the ongoing business by emphasizing exterior services when possible, improving customer communication procedures, and accelerating customer retention initiatives.

•

Driving cost and cash actions - The Company has taken approximately $45 million of actions designed to reduce costs and preserve cash during 2020, including delaying merit increases, rightsizing the back-office, eliminating or furloughing excess frontline employees, delaying discretionary capital and operating spending and vehicle leasing.  In addition, our interim CEO has voluntarily elected to forego 25 percent of his salary for the remainder of his tenure as interim CEO and our Board of Directors have voluntarily elected to forego 25 percent of their cash retainers for the next two quarters.

•

Responding to opportunities - The Company is also aggressively pursuing new opportunities, including launching disinfection services at Terminix, completing our share repurchase program, and pursuing selective tuck-in acquisitions.

The Company will continue to closely monitor the situation and will take additional steps as necessary to respond to the changing environment.

Share Repurchase Program Completion

During the first quarter, the Company purchased 3,747,321 shares at an average price of $27.64 per share. The Company used $103 million of cash in the quarter, completing the $150 million authorization level under the program. The Company has no immediate plans to seek a new authorization as it takes actions to preserve cash and liquidity.

Liquidity and Free Cash Flow

The Company ended the first quarter with $185 million in available cash and access to $370 million under its existing revolving credit facility for total liquidity of $556 million. Free cash flow from continuing operations in the quarter was $45 million, with a free cash flow to Adjusted EBITDA conversion rate of 76 percent. Discontinued operations also contributed $10 million of cash in the quarter. We expect the strong liquidity position of the Company combined with strong Adjusted EBITDA margins, negative working capital and limited capital expenditures will enable the Company to emerge from the COVID-19 pandemic in a position of strength for future growth and profitability.

Leverage and Debt Covenant Considerations

The Company has a covenant-lite debt structure and as such has no maintenance financial covenants in place unless its revolving credit facility is drawn by more than 30 percent, or $120 million. The Company currently has no cash drawn under the revolving credit facility. In the event more than 30 percent of the revolving credit facility is drawn, the applicable maintenance financial covenant is 4.0x net first lien debt to Consolidated EBITDA, as defined in the credit agreement, for the most recently completed four-quarter period. With the inclusion of Adjusted EBITDA from discontinued operations, the Company’s first lien net debt leverage ratio was approximately 1.3 times Adjusted EBITDA at quarter end.

Full-Year 2020 Outlook

As the COVID-19 pandemic continues to evolve, there is uncertainty around its impact on the Company’s customers and on its operations, which will be shaped by such factors as the pandemic’s duration, the success of efforts to contain the virus and the impact of actions taken by governments in response. As a result, the Company's full year financial and operating results cannot be reasonably estimated at this time and the Company is withdrawing its previous 2020 full-year guidance.

First-Quarter Performance

Terminix

Terminix reported five percent year-over-year total revenue growth and one percent organic revenue growth in the first quarter of 2020, excluding the impact of its divested fumigation channel. Residential pest control organic revenue growth was two percent, reflecting four percent growth in the two months ended February 29, 2020, and a three percent decline in March as a result of COVID-19. The growth in January and February was driven by improved price realization, and residential pest control has benefited from an improvement in customer retention, despite the impact of COVID-19. Commercial pest control organic revenue growth was three percent, reflecting five percent growth in the two months ended February 29, 2020, and a one percent decline in March 2020 as a result of COVID-19. Commercial pest organic growth was driven by higher price realization, particularly in recurring services, offset, in part, by lower sales of non-recurring services and service postponements due to business closures in response to COVID-19, which are expected to continue into future periods. Termite revenue, including wildlife exclusion, crawl space encapsulation and attic insulation, which are managed as a component of the termite line of business, increased two percent in the two months ended February 29, 2020. This reflects strong retention rates, which were offset entirely by a four percent decline in March as a result of lower home services sales and, to a lesser extent, lower core termite completion new unit sales due to COVID-19.

Terminix Adjusted EBITDA was $63 million for the first quarter, a year-over-year decrease of $20 million. Higher organic revenue contributed $2 million while higher revenue from inorganic growth contributed $1 million. Terminix had year-over-year cost increases of $6 million for termite damage claims, primarily in the Mobile Bay area, $3 million in technician labor driven by labor inefficiencies due to lower work order volume related to COVID-19 pressure, $4 million in chemical and material costs partially related to increased costs to obtain proper COVID-19 related personal protective equipment for our technicians. Additional cost increases included $2 million in sales and marketing, $3 million of investments in growth, primarily related to our investment in a new customer experience platform, and $2 million from the outsourcing of fumigation services.

European Pest Control and Other

European Pest Control and Other includes pest control operations in Europe and the Company’s captive insurance subsidiary. Nomor Holdings AB, operating in Sweden and Norway, and Terminix UK reported $18 million in revenue in the first quarter. Nomor contributed $2 million of Adjusted EBITDA in the quarter, which was partially offset by expenses incurred at Terminix UK as part of our efforts to separate it from its former owner’s operations and systems.

The quarter was also unfavorably impacted by a $2 million adjustment in our automobile, general liability and workers’ compensation program. Although our captive insurance claims resulted in a $2 million negative impact to Adjusted EBITDA in the quarter, we have seen significant favorability over the last two years and continue to make progress on improving safety across the organization.

Costs Historically Allocated to ServiceMaster Brands

The Company has historically incurred the cost of certain corporate-level activities which were performed on behalf of its businesses, including ServiceMaster Brands, such as executive functions, communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, legal, facilities, information technology and other general corporate support services. The costs of such activities were historically allocated to the segments, including ServiceMaster Brands. Certain corporate expenses that were historically allocated to the ServiceMaster Brands segment are not permitted to be classified as discontinued operations under GAAP (“Historically Allocated Services”). Such Historically Allocated Services amounted to $3 million in both the three months ended March 31, 2020 and 2019.

Discontinued Operations – ServiceMaster Brands Divestiture Group

The ServiceMaster Brands Divestiture Group includes the operations of the ServiceMaster Brands business, as well as the results from the financing subsidiary previously reported in European Pest Control and Other. The Historically Allocated Services of $3 million in both the three months ended March 31, 2020, and 2019, are excluded from the ServiceMaster Brands Divestiture Group.

The ServiceMaster Brands Divestiture Group reported $65 million in revenue, an increase of 3% over the prior year. Revenue growth in national accounts and owned branch operations more than exceeded revenue declines in royalty fees in the period. A decline in area-wide events year-over-year in ServiceMaster Restore and the late March COVID-19 related shutdown of Merry Maids locations drove lower royalty revenue.

The ServiceMaster Brands Divestiture Group reported Adjusted EBITDA of $23 million as a result of a decrease in high margin royalty revenue and an increase in lower margin national accounts and owned branch operations.

ServiceMaster Brands has experienced increased demand for disinfection services that will partially offset an increase in customer postponements in commercial cleaning and the closure of several Merry Maids locations during the COVID-19 pandemic.

First-Quarter 2020 Earnings Conference Call

The Company will hold a conference call to discuss its financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Thursday, May 7, 2020.

Participants may join this conference call by dialing 800.763.5615 (or international participants, +1.212.231.2908). Additionally, the conference call will be available via webcast. A slide presentation highlighting the Company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s investor relations home page.

The call will be available for replay until June 6, 2020. To access the replay of this call, please call 800.633.8284 and enter reservation number 21960600 (international participants: +1.402.977.9140, reservation number 21960600). Or you can review the webcast on the Company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest management), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the possibility that the review of strategic alternatives for our ServiceMaster Brands businesses will not result in a transaction or that the anticipated benefits will not be realized, and the diversion of management time and other business disruption during the period of the review; the impact of reserves attributable to pending Litigated and Non-Litigated Claims for terminate damages; the impact of COVID-19 on our operations; lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, free cash flow and ServiceMaster Brands Divestiture Group Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations, net earnings from discontinued operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; acquisition-related costs; fumigation related matters; non-cash stock-based compensation expense; restructuring and other charges; realized (gain) on investment in frontdoor, inc.; net earnings from discontinued operations; (benefit) provision for income taxes; loss on extinguishment of debt; and interest expense. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; fumigation related matters; restructuring and other charges; acquisition-related costs; realized (gain) on investment in frontdoor, inc.; net earnings from discontinued operations; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments. The Company’s definition of Adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions.

(4) European Pest Control and Other includes our pest control operations in Europe, primarily under our Nomor brand, our captive insurance subsidiary and our headquarters operations.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$456	$419
Cost of services rendered and products sold	279	236
Selling and administrative expenses	140	123
Amortization expense	9	5
Acquisition-related costs	1	1
Fumigation related matters	—	1
Restructuring and other charges	4	6
Realized (gain) on investment in frontdoor, inc.	—	(40)
Interest expense	23	27
Interest and net investment income	—	(1)
Loss on extinguishment of debt	—	6
(Loss) Income from Continuing Operations before Income Taxes	(1)	56
(Benefit) provision for income taxes	(2)	3
Income from Continuing Operations	1	53
Net earnings from discontinued operations	13	16
Net Income	$14	$70
Total Comprehensive (Loss) Income	$(36)	$68
Weighted-average common shares outstanding - Basic	134.9	135.8
Weighted-average common shares outstanding - Diluted	135.1	136.2
Basic Earnings Per Share:
Income from Continuing Operations	$0.01	$0.39
Net earnings from discontinued operations	0.09	0.12
Net Income	0.10	0.51
Diluted Earnings Per Share:
Income from Continuing Operations	$0.01	$0.39
Net earnings from discontinued operations	0.09	0.12
Net Income	0.10	0.51

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	March 31,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$185	$280
Receivables, less allowances of $19 and $21, respectively	177	178
Inventories	41	46
Prepaid expenses and other assets	89	81
Current assets held for sale	883	45
Total Current Assets	1,376	629
Other Assets:
Property and equipment, net	192	205
Operating lease right-of-use assets	91	95
Goodwill	2,095	2,096
Intangible assets, primarily trade names, service marks and trademarks, net	1,149	1,169
Restricted cash	89	89
Notes receivable	30	32
Long-term marketable securities	12	13
Deferred customer acquisition costs	86	94
Other assets	81	72
Long-term assets held for sale	—	829
Total Assets	$5,201	$5,322
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$92	$96
Accrued liabilities:
Payroll and related expenses	50	54
Self-insured claims and related expenses	84	72
Accrued interest payable	22	16
Other	95	82
Deferred revenue	108	107
Current portion of lease liability	19	19
Current portion of long-term debt	100	70
Current liabilities held for sale	48	40
Total Current Liabilities	617	557
Long-Term Debt	1,622	1,667
Other Long-Term Liabilities:
Deferred taxes	486	499
Other long-term obligations, primarily self-insured claims	180	158
Long-term lease liability	107	110
Long-term liabilities held for sale	—	9
Total Other Long-Term Liabilities	772	776
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 148,135,587 shares issued and 131,923,361 outstanding at March 31, 2020 and 147,872,959 shares issued and 135,408,054 outstanding at December 31, 2019)	2	2
Additional paid-in capital	2,341	2,334
Retained Earnings	305	291
Accumulated other comprehensive (loss) income	(41)	9
Less common stock held in treasury, at cost (16,212,226 shares at March 31, 2020 and 12,464,905 shares at December 31, 2019)	(417)	(313)
Total Stockholders' Equity	2,190	2,322
Total Liabilities and Stockholders' Equity	$5,201	$5,322

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2020	2019
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$368	$313
Cash Flows from Operating Activities from Continuing Operations:
Net Income	14	70
Adjustments to reconcile net income to net cash provided from operating activities:
Net earnings from discontinued operations	(13)	(16)
Depreciation expense	19	18
Amortization expense	9	5
Amortization of debt issuance costs	1	1
Amortization of lease right-of-use assets	5	5
Fumigation related matters	—	1
Payments on fumigation related matters	—	(1)
Realized (gain) on investment in frontdoor, inc.	—	(40)
Loss on extinguishment of debt	—	6
Deferred income tax provision	1	3
Stock-based compensation expense	4	4
Gain on sale of marketable securities	—	(1)
Restructuring and other charges	4	6
Payments for restructuring and other charges	(1)	(5)
Acquisition-related costs	1	1
Payments for acquisition-related costs	(3)	(1)
Other	3	13
Change in working capital, net of acquisitions:
Receivables	(1)	9
Inventories and other current assets	5	(1)
Accounts payable	2	4
Deferred revenue	2	5
Accrued liabilities	(3)	(21)
Accrued interest payable	6	6
Current income taxes	—	4
Net Cash Provided from Operating Activities from Continuing Operations	55	73
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(9)	(9)
Business acquisitions, net of cash acquired	(26)	(100)
Origination of notes receivable	(7)	(24)
Collections on notes receivable	11	40
Net Cash Used for Investing Activities from Continuing Operations	(31)	(93)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	600
Payments of debt	(25)	(572)
Repurchase of common stock	(103)	(2)
Issuance of common stock	3	5
Net Cash (Used For) Provided from Financing Activities from Continuing Operations	(126)	31
Cash Flows from Discontinued Operations:
Cash provided from operating activities	11	16
Cash provided from investing activities	—	3
Cash used for financing activities	—	—
Net Cash Provided from Discontinued Operations	10	19
Effect of Exchange Rate Changes on Cash	(2)	—
Cash (Decrease) Increase During the Period	(94)	31
Cash and Cash Equivalents and Restricted Cash at End of Period	$274	$344

The following table presents reconciliations of net income to Adjusted net income.

	Three Months Ended
	March 31,
(In millions)	2020	2019
Net Income	$14	$70
Amortization expense	9	5
Acquisition-related costs	1	1
Fumigation related matters	—	1
Restructuring and other charges	4	6
Realized (gain) on investment in frontdoor, inc.	—	(40)
Net earnings from discontinued operations	(13)	(16)
Loss on extinguishment of debt	—	6
Tax impact of adjustments	(4)	(5)
Adjusted Net Income	$11	$26
Weighted-average diluted common shares outstanding	135.1	136.2
Adjusted earnings per share	$0.08	$0.19

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended
	March 31,
(In millions)	2020	2019
Net Cash Provided from Operating Activities from Continuing Operations	$55	$73
Property additions	(9)	(9)
Free Cash Flow	$45	$64

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,

(In millions)	2020	2019
Net income	$14	$70
Depreciation and amortization expense	28	23
Acquisition-related costs	1	1
Fumigation related matters	—	1
Non-cash stock-based compensation expense	4	4
Restructuring and other charges	4	6
Realized (gain) on investment in frontdoor, inc.	—	(40)
Net earnings from discontinued operations	(13)	(16)
(Benefit) provision for income taxes	(2)	3
Loss on extinguishment of debt	—	6
Interest expense	23	27
Adjusted EBITDA	$60	$83

Terminix	$63	$83
European Pest Control and Other	—	3
Costs historically allocated to ServiceMaster Brands	(3)	(3)
Adjusted EBITDA	$60	$83

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	March 31,

(In millions)	2020	2019	Growth		Acquired		Organic
Residential Pest Control	$159	$154	$5	3%	$2	1%	$3	2%
Commercial Pest Control	107	94	13	14%	10	11%	3	3%
Termite and Home Services	148	146	1	1%	2	1%	—	—%
Other	18	16	2	14%	3	21%	(1)	(7)%
	$431	$409	$22	5%	$17	4%	$5	1%
Fumigation	7	10	(3)	(27)%	—	—%	(3)	(27)%
Total revenue	$438	$419	$19	5%	$17	4%	$2	—%

ServiceMaster Brands Divestiture Group

Revenue by service line is as follows:

	Three Months Ended		% of	% of
	March 31,		Revenue	Revenue
(In millions)	2020	2019	2020	2019
Royalty Fees	$32	$34	49%	55%
Commercial Cleaning and other National Accounts	20	17	30	28
Sales of Products	3	3	4	6
Other	11	8	16	12
Total revenue	$65	$63	100%	100%

A reconciliation of Net earnings from discontinued operations to the ServiceMaster Brands Divestiture Group’s Adjusted EBITDA is as follows:

	Three Months Ended
	March 31,
(In millions)	2020	2019
Net earnings from discontinued operations	$13	$16
Depreciation and amortization expense	1	2
Non-cash stock-based compensation expense	1	1
Restructuring and other charges	4	1
Provision for income taxes	5	6
ServiceMaster Brands Divestiture Group Adjusted EBITDA	$23	$26